Exhibit 99.1

LAZARD LTD REPORTS SECOND-QUARTER

AND FIRST-HALF 2016 RESULTS

Highlights

•	Net income per share, as adjusted[1], of $0.61 (diluted) for the quarter ended June 30, 2016, compared to $0.98 (diluted) for the 2015 second quarter[2]. On a U.S. GAAP basis, net income per share of $0.61 (diluted) for the 2016 second quarter, compared to $2.82 (diluted) for the 2015 second quarter, which primarily reflected the reversal of our valuation allowance[2]. Pre-tax income per share (diluted), as adjusted[1], down 23% from second-quarter 2015

•	Operating revenue[1] of $542 million for the second quarter of 2016 and $1,048 million for the first half, down 11% and 12%, respectively, from 2015

•	Financial Advisory operating revenue of $287 million for the second quarter of 2016 and $553 million for the first half, down 9% and 11%, respectively, from 2015

•	M&A and Other Advisory operating revenue of $203 million for the second quarter of 2016 and $418 million for the first half, down 26% and 22%, respectively, from 2015. First-half Restructuring operating revenue of $115 million, compared to $49 million for the 2015 period

•	Asset Management operating revenue of $251 million for the second quarter of 2016 and $490 million for the first half, down 14% and 13%, respectively, from 2015. Second-quarter management fees of $238 million, up 5% from first-quarter 2016

•	Assets under management of $192 billion as of June 30, 2016, down 6% from June 30, 2015, and up 1% from March 31, 2016. Net inflows of $453 million for second-quarter 2016

•	Return of capital to shareholders totaling $491 million in the first half of 2016. Repurchases of 6.1 million shares year-to-date, more than offsetting potential dilution from 2015 year-end equity-based compensation grants

($ in millions, except per share data and AUM)	Quarter Ended June 30,			Six Months Ended June 30,
	2016	2015	%’16-’15	2016	2015	%’16-’15

Net Income
U.S. GAAP	$80	$374	(79)%	$147	$430	(66)%
Per share, diluted	$0.61	$2.82	(78)%	$1.11	$3.23	(66)%
Adjusted[1,2]	$80	$130	(38)%	$147	$233	(37)%
Per share, diluted	$0.61	$0.98	(38)%	$1.11	$1.75	(37)%
Operating Revenue[1]
Total operating revenue	$542	$607	(11)%	$1,048	$1,188	(12)%
Financial Advisory	$287	$316	(9)%	$553	$618	(11)%
Asset Management	$251	$290	(14)%	$490	$561	(13)%
AUM ($ in billions)
As of quarter end	$192	$203	(6)%
Average	$193	$203	(5)%	$189	$201	(6)%

Media Contact:	Judi Frost Mackey	+1 212 632 1428	judi.mackey@lazard.com
Investor Contact:	Armand Sadoughi	+1 212 632 6358	armand.sadoughi@lazard.com

Note: Endnotes are on page 12 of this release. A reconciliation to U.S. GAAP is on page 19.

NEW YORK, July 28, 2016 – Lazard Ltd (NYSE: LAZ) today reported net income, as adjusted1, of $80 million for the quarter ended June 30, 2016. Net income per share as adjusted1, was $0.61 (diluted) for the quarter, compared to $0.98 (diluted) for the 2015 second quarter2. On a U.S. GAAP basis, net income was $80 million for the 2016 second quarter, or $0.61 (diluted) per share, compared to $2.82 (diluted) per share for the 2015 second quarter, which primarily reflected the reversal of our valuation allowance2. Pre-tax income per share (diluted), as adjusted1, was 23% lower than the second quarter of 2015.

First-half 2016 net income was $147 million, or $1.11 per share (diluted), as adjusted1 and on a U.S. GAAP basis.

A reconciliation of our U.S. GAAP results to the adjusted results is presented on page 19 of this press release.

“We remain focused on serving our clients with an unmatched breadth and depth of expertise, global perspective and deep insight into local markets,” said Kenneth M. Jacobs, Chairman and Chief Executive Officer of Lazard.

“Financial Advisory remains active in strategic, complex and transformational assignments for businesses and governments globally,” said Mr. Jacobs. “Asset Management achieved net inflows for the second quarter despite volatile global markets, reflecting our strong competitive positioning.”

“We have been actively repurchasing Lazard shares,” said Matthieu Bucaille, Chief Financial Officer of Lazard. “Year to date we have already surpassed our objective of offsetting potential dilution from 2015 year-end equity grants.”

OPERATING REVENUE

Operating revenue1 was $542 million for the second quarter of 2016 and $1,048 million for the first half, down 11% and 12%, respectively, from 2015.

Financial Advisory

In the text portion of this press release, we present our Financial Advisory results as Strategic Advisory and Restructuring. Strategic Advisory includes 1) M&A and Other Advisory (Other includes Capital Advisory and Sovereign Advisory) and 2) Capital Raising (includes Capital Markets Advisory and Private Capital Advisory).

Second Quarter

Financial Advisory operating revenue was $287 million for the second quarter of 2016, 9% lower than the record second quarter of 2015.

Strategic Advisory operating revenue was $215 million, 26% lower than the record second quarter of 2015, primarily driven by a decrease in M&A and Other Advisory revenue.

Among the major M&A transactions that were completed during the second quarter of 2016 were the following (clients are in italics): TNT Express on the €4.4 billion public offer by FedEx; China Huaxin in the $2.9 billion consortium acquisition of a 51% stake in H3C; Airbus’ €2.4 billion sale of a 23.6% stake in Dassault Aviation, and its joint venture with Safran to create Airbus Safran Launchers; WL Ross Holding Corp.’s $1.6 billion acquisition of Nexeo Solutions; Skyepharma’s £1.0 billion merger with Vectura; and Coca-Cola Enterprises’ three-way merger to form Coca-Cola European Partners.

During the second quarter of 2016, Lazard remained engaged in highly visible, complex M&A transactions and other strategic advisory assignments, including cross-border transactions, distressed asset sales, capital structure and sovereign advisory, in the Americas, Europe, Africa, Asia and Australia. Transactions on which we continued to advise during or since the second quarter include: Dow Chemical’s $130 billion merger of equals with DuPont; Anheuser-Busch InBev’s $102 billion proposed acquisition of SABMiller; Dell’s $67.0 billion acquisition of EMC; Aetna’s $37.0 billion acquisition of Humana; Tyco’s $36.0 billion merger with Johnson Controls; ARM Holdings on the £24.3 billion recommended all-cash offer by SoftBank Group; and Danone’s $12.5 billion acquisition of WhiteWave.

In Capital Advisory, we continued to advise public and private clients globally, including: DONG Energy on its DKK 19.7 billion initial public offering; Whiting Petroleum’s $1.1 billion exchange of notes for new mandatory convertible notes; and Advent International and Bain Capital on the £740 million secondary disposal of a stake in Worldpay.

Our Sovereign Advisory business remained active worldwide, including assignments in developed and emerging markets globally.

Restructuring operating revenue was $72 million for the second quarter of 2016, compared to $26 million for the second quarter of 2015. The increase primarily reflects a continued high level of activity in the U.S. energy sector. During and since the second quarter of 2016 we have been engaged in a broad range of restructuring and debt advisory assignments, including: Breitburn Energy Partners; Pacific Exploration & Production; Seventy Seven Energy; Swift Energy; and Takata.

Please see a more complete list of M&A transactions on which Lazard advised in the second quarter, or continued to advise or completed since June 30, 2016, as well as Capital Advisory, Sovereign Advisory and Restructuring assignments, on pages 8-11 of this release.

First Half

Financial Advisory operating revenue was $553 million for the first half of 2016, 11% lower than the record first half of 2015.

Strategic Advisory operating revenue was $438 million, 23% lower than the record first half of 2015, primarily driven by a decrease in M&A and Other Advisory revenue.

Restructuring operating revenue was $115 million for the first half of 2016, compared to $49 million for the first half of 2015.

Asset Management

Second Quarter

Asset Management operating revenue was $251 million for the second quarter of 2016, 14% lower than the record second quarter of 2015, which included the impact of the disposal of our Australian private equity business2.

Management fees were $238 million for the second quarter of 2016, 8% lower than the record second quarter of 2015, and 5% higher than the first quarter of 2016. The sequential increase was primarily driven by an increase in average assets under management (AUM). Incentive fees during the period were $1 million, compared to $7 million for the second quarter of 2015.

Average AUM for the second quarter of 2016 was $193 billion, 5% lower than the second quarter of 2015, and 4% higher than the first quarter of 2016.

AUM as of June 30, 2016, was $192 billion, a 6% decrease from June 30, 2015. AUM increased 1% from March 31, 2016, primarily driven by net inflows and market appreciation, partially offset by foreign exchange movement. Net inflows of $453 million were primarily driven by strategies in our global, multi-regional and local equity platforms.

First Half

Asset Management operating revenue was $490 million for the first half of 2016, 13% lower than the record first half of 2015.

Management fees were $465 million for the first half of 2016, 9% lower than the record first half of 2015, primarily reflecting changes in average AUM. Incentive fees were $3 million for the first half of 2016, compared to $13 million for the first half of 2015.

Average AUM for the first half of 2016 was $189 billion, 6% lower than the first half of 2015. Net inflows were $92 million for the first half of 2016.

OPERATING EXPENSES

Compensation and Benefits

In managing compensation and benefits expense, we focus on annual awarded compensation (cash compensation and benefits plus deferred incentive compensation with respect to the applicable year, net of estimated future forfeitures and excluding charges). We believe annual awarded compensation reflects the actual annual compensation cost more accurately than the GAAP measure of compensation cost, which includes applicable-year cash compensation and the amortization of deferred incentive compensation principally attributable to previous years’ deferred compensation. We believe that by managing our business using awarded compensation with a consistent deferral policy, we can better manage our compensation costs, increase our flexibility in the future and build shareholder value over time.

For the second quarter of 2016, we accrued compensation and benefits expense1 at an adjusted compensation1 ratio of 56.5%. This resulted in $306 million of adjusted compensation and benefits expense, compared to $337 million for the second quarter of 2015, a 9% decrease.

For the first half of 2016, adjusted compensation and benefits expense1 was $604 million, compared to $661 million for the first half of 2015, a 9% decrease.

We continue to manage our compensation and benefits expense based on awarded compensation with a consistent deferral policy. Assuming that the performance of both of our businesses, our hiring levels, and the compensation environment are similar to 2015, we expect our 2016 awarded compensation ratio to be in line with the 2015 awarded compensation ratio of 55.8%.

We continue to maintain a disciplined approach to compensation, and our goal is to achieve a compensation-to-operating revenue ratio over the cycle in the mid- to high-50s percentage range on both an awarded and adjusted basis, with consistent deferral policies.

Non-Compensation Expense

For the second quarter of 2016, adjusted non-compensation expense1,2 was $112 million, 2% higher than the second quarter of 2015. The ratio of adjusted non-compensation expense to operating revenue for the second quarter of 2016 was 20.7%, compared to 18.1% for the second quarter of 2015.

For the first half of 2016, adjusted non-compensation expense1,2 was $214 million, 1% lower than the first half of 2015. The ratio of adjusted non-compensation expense to operating revenue for the first half of 2016 was 20.4%, compared to 18.2% for the first half of 2015.

Our goal remains to achieve an adjusted non-compensation expense-to-operating revenue ratio over the cycle of 16% to 20%.

TAXES

The provision for taxes, on an adjusted basis1,2, was $32 million for the second quarter of 2016 and $60 million for the first half of 2016. The effective tax rate on the same basis was 28.4% for the second quarter and 28.8% for the first half of 2016, compared to historically low rates of 11.6% and 18.1% for the respective 2015 periods.

CAPITAL MANAGEMENT AND BALANCE SHEET

Our primary capital management goals include managing debt and returning capital to shareholders through dividends and share repurchases.

For the second quarter of 2016, Lazard returned $163 million to shareholders, which included: $48 million in dividends; $112 million in share repurchases of our Class A common stock; and $3 million in satisfaction of employee tax obligations in lieu of share issuances upon vesting of equity grants.

For the first half of 2016, Lazard returned $491 million to shareholders, which included: $242 million in dividends; $195 million in share repurchases of our Class A common stock; and $54 million in satisfaction of employee tax obligations in lieu of share issuances upon vesting of equity grants.

Year to date, we have repurchased 6.1 million shares at an average price of $34.29 per share. In line with our objectives, these repurchases have more than offset the potential dilution from our 2015 year-end equity-based compensation awards (net of estimated forfeitures and tax withholding to be paid in cash in lieu of share issuances), which were granted at an average price of $34.42 per share. As of today, our remaining share repurchase authorization is $210 million.

On July 27, 2016, Lazard declared a quarterly dividend of $0.38 per share on its outstanding common stock. The dividend is payable on August 19, 2016, to stockholders of record on August 8, 2016.

Lazard’s financial position remains strong. As of June 30, 2016, our cash and cash equivalents were $646 million, and stockholders’ equity related to Lazard’s interests was $1,146 million.

***

CONFERENCE CALL

Lazard will host a conference call at 8:00 a.m. EDT on July 28, 2016, to discuss the company’s financial results for the second quarter and first half of 2016. The conference call can be accessed via a live audio webcast available through Lazard’s Investor Relations website at www.lazard.com, or by dialing 1 (888) 452-4023 (U.S. and Canada) or +1 (719) 457-2627 (outside of the U.S. and Canada), 15 minutes prior to the start of the call.

A replay of the conference call will be available by 10:00 a.m. EDT on July 28, 2016, via the Lazard Investor Relations website, or by dialing 1 (888) 203-1112 (U.S. and Canada) or +1 (719) 457-0820 (outside of the U.S. and Canada). The replay access code is 2384301.

***

ABOUT LAZARD

Lazard, one of the world’s preeminent financial advisory and asset management firms, operates from 42 cities across 27 countries in North America, Europe, Asia, Australia, Central and South America. With origins dating to 1848, the firm provides advice on mergers and acquisitions, strategic matters, restructuring and capital structure, capital raising and corporate finance, as well as asset management services to corporations, partnerships, institutions, governments and individuals. For more information on Lazard, please visit www.lazard.com.

***

Cautionary Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “could”, “would”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “target,” “goal”, or “continue”, and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies, business plans and initiatives and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements.

These factors include, but are not limited to, those discussed in our Annual Report on Form 10-K under Item 1A “Risk Factors,” and also discussed from time to time in our reports on Forms 10-Q and 8-K, including the following:

•	A decline in general economic conditions or the global or regional financial markets;

•	A decline in our revenues, for example due to a decline in overall mergers and acquisitions (M&A) activity, our share of the M&A market or our assets under management (AUM);

•	Losses caused by financial or other problems experienced by third parties;

•	Losses due to unidentified or unanticipated risks;

•	A lack of liquidity, i.e., ready access to funds, for use in our businesses; and

•	Competitive pressure on our businesses and on our ability to retain and attract employees at current compensation levels.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this release to conform our prior statements to actual results or revised expectations and we do not intend to do so.

Lazard Ltd is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, Lazard and its operating companies use their websites to convey information about their businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates of assets under management in various mutual funds, hedge funds and other investment products managed by Lazard Asset Management LLC and Lazard Frères Gestion SAS. Investors can link to Lazard and its operating company websites through www.lazard.com.

***

FINANCIAL ADVISORY ASSIGNMENTS

Mergers and Acquisitions (Completed in the second quarter of 2016)

Among the large, publicly announced M&A Advisory transactions or assignments completed during the second quarter of 2016 on which Lazard advised were the following:

•	TNT Express on the €4.4 billion public offer by FedEx

•	China Huaxin in the $2.9 billion consortium acquisition of a 51% stake in H3C

•	Airbus’ €2.4 billion sale of a 23.6% stake in Dassault Aviation

•	Sacyr’s €1.8 billion sale of Testa to Merlin Properties

•	WL Ross Holding Corp.’s $1.6 billion acquisition of Nexeo Solutions

•	Skyepharma’s £1.0 billion merger with Vectura

•	Investcorp on the €1.0 billion sale of Icopal to GAF

•	CIR and F2i’s acquisition of a 46.7% stake in KOS from Ardian, valuing KOS at €891 million

•	MKS Instruments’ $980 million acquisition of Newport Corporation

•	Eurazeo in the €654 million consortium acquisition of Novacap

•	Xchanging’s £480 million recommended cash offer from CSC

•	American Fruits & Flavors’ $690 million sale to Monster Beverage Corporation

•	Armour Residential REIT’s $689 million acquisition of Javelin Mortgage Investment

•	SDIC Power Holdings’ acquisition of Repsol Nuevas Energias and investment in Beatrice Project (offshore renewables UK) for a total value of £452 million

•	Suramericana’s £403 million acquisition of the Latin American operations of RSA Insurance

•	Baxter in respect of its ownership stake in Baxalta and the combination of Baxalta with Shire

•	Coca-Cola Enterprises’ three-way merger to form Coca-Cola European Partners

•	Airbus’ joint venture with Safran to create Airbus Safran Launchers

•	The Catelli Family on the sale of a majority stake in Artsana to Investindustrial

•	Bekaert’s steel ropes businesses joint venture with Bridon

•	First State Super’s acquisition of StatePlus

•	Accruent’s sale to Genstar Capital

•	Riello’s sale of a 70% stake to United Technologies

•	Nippon Steel & Sumitomo Metal Corporation in the enhancement of its strategic partnership with Vallourec

Mergers and Acquisitions (Announced)

Among the ongoing, large, publicly announced M&A transactions and assignments on which Lazard advised during or since the 2016 second quarter, or completed since June 30, 2016, are the following:

•	Dow Chemical’s $130 billion merger of equals with DuPont

•	Anheuser-Busch InBev’s $102 billion proposed acquisition of SABMiller

•	Dell’s $67.0 billion acquisition of EMC

•	Aetna’s $37.0 billion acquisition of Humana

•	Tyco’s $36.0 billion merger with Johnson Controls

•	Delhaize’s €31.0 billion merger with Ahold*

•	ARM Holdings on the £24.3 billion recommended all-cash offer by SoftBank Group

•	Deutsche Börse on its €27 billion proposed merger with London Stock Exchange

•	Sanofi and Boehringer Ingelheim’s swap of businesses valued at €11.4 billion and €6.7 billion, respectively

•	Starwood’s $14.9 billion sale to Marriott

•	Columbia Pipeline Group’s $13.0 billion sale to TransCanada*

•	Danone’s $12.5 billion acquisition of WhiteWave

•	Anheuser-Busch InBev on the $12.0 billion divestiture of SABMiller’s interest in MillerCoors, including ownership of the Miller brand globally

•	ITC’s $11.3 billion sale to Fortis

•	United Arab Shipping Company’s $10.6 billion combination with Hapag-Lloyd

•	Banca Popolare di Milano’s €5.5 billion merger with Banco Popolare

•	Special Committee of Independent Directors of SolarCity on the $5.7 billion offer for SolarCity by Tesla Motors

•	Propertize’s sale to Lone Star and JP Morgan, including its €4.9 billion commercial real estate financing portfolio

•	SNI’s $4.5 billion joint venture with LafargeHolcim in French-speaking Sub-Saharan Africa

•	Dynegy on the formation of a joint venture with Energy Capital Partners for the $3.3 billion acquisition of ENGIE’s U.S. fossil portfolio, and subsequent buyout of Energy Capital Partners’ interest in the joint venture for $750 million

•	Air Products’ $3.8 billion sale of its Performance Materials Division to Evonik

•	VimpelCom in the $3.3 billion merger of Mobilink and Warid Telecom*

•	Anheuser-Busch InBev’s €2.6 billion divestiture of SABMiller brands Peroni, Grolsch and Meantime to Asahi

•	Vedanta Limited’s $2.3 billion merger with Cairn India

•	gategroup Holding’s CHF 2.0 billion sale to HNA

•	Freudenberg’s acquisition of the remaining interest in TrelleborgVibracoustic from Trelleborg, valuing TrelleborgVibracoustic at €1.8 billion*

•	Anheuser-Busch InBev on the $1.6 billion divestiture of SABMiller’s stake in China Resources Snow Breweries

•	BTG Pactual’s CHF 1.5 billion sale of BSI to EFG International

•	Hammerson’s €1.2 billion acquisition of a share of Dundrum Town Centre and other retail assets*

•	Cinven and Canada Pension Plan Investment Board’s €1.2 billion acquisition of Hotelbeds

•	Afferent Pharmaceuticals’ $1.3 billion sale to Merck*

•	Darty‘s £914 million sale to Fnac

•	L’Oréal’s $1.2 billion acquisition of IT Cosmetics

•	VocaLink on its sale to MasterCard for up to $1.2 billion

•	Premier Farnell on the £792 million recommended cash offer by Dätwyler

•	tronc on the $864 million offer by Gannett

•	Dover’s $780 million acquisition of Wayne Fueling Systems

•	CHORUS Clean Energy’s €547 million combination with Capital Stage

•	Unilever’s $575 million sale of its AdeS soy-based beverage business to Coca-Cola FEMSA and The Coca-Cola Company

•	Electra Partners’ £435 million sale of Elian to Intertrust

•	Van Gansewinkel’s €510 million merger with Shanks Group

•	Atlas Copco’s €486 million acquisition of Oerlikon Leybold Vacuum

•	Xerox’s separation into two publicly traded companies

•	Air Products’ spin-off of its Electronic Materials Division as Versum Materials

•	Orange’s acquisition of selected Bharti Airtel subsidiaries in Africa*

•	Oaktree Capital Management’s sale of SGD Pharma to JIC

•	First State Investments’ acquisition of Coriance

•	Clayton, Dubilier & Rice in the consortium acquisition of BUT

•	Anheuser-Busch InBev on Ambev’s exchange of certain businesses in Latin America with SABMiller

•	CFAO’s partnership with Wendel and FFC to develop a shopping mall platform in Central and Western Africa

*	Transaction completed since June 30, 2016

Capital Advisory

Among the publicly announced Capital Advisory transactions or assignments on which Lazard completed or advised during or since the second quarter of 2016 were the following:

•	DONG Energy on its DKK 19.7 billion initial public offering

•	Whiting Petroleum’s $1.1 billion exchange of notes for new mandatory convertible notes

•	Advent International and Bain Capital on the £740 million secondary disposal of a stake in Worldpay

•	Basic-Fit and 3i (selling shareholder) in Basic-Fit’s €400 million initial public offering

•	EQT on the SKR 1.6 billion secondary disposal of a stake in Dometic

Sovereign Advisory

Among the publicly announced Sovereign Advisory assignments on which Lazard advised during or since the second quarter of 2016, were the following:

•	The State of Alaska

•	The Land of Carinthia (Austria)

•	Southern Gas Corridor CJSC of Azerbaijan

•	The Kingdom of Bahrain

•	Alucam (The Republic of Cameroon)

•	The Democratic Republic of the Congo

•	The Republic of the Congo

•	Refineria del Pacifico (The Republic of Ecuador)

•	The Federal Democratic Republic of Ethiopia

•	The Gabonese Republic

•	Sotrader (joint venture between the government of Gabon and Olam International)

•	The Hellenic Republic

•	The Central Bank of Nicaragua

•	The Sultanate of Oman

•	The Republic of Serbia

•	The Republic of Slovenia

•	Ukraine and certain sub-sovereign entities

•	The Republic of Zimbabwe

Restructuring and Debt Advisory Assignments

Restructuring and debtor or creditor advisory assignments completed during the second quarter of 2016 on which Lazard advised include: Tier 2 Noteholders’ Committee of African Bank on its restructuring; Atlas Iron on its financial restructuring; Excelsia Nove on its debt restructuring; RCS MediaGroup on amendments to its financial indebtedness; and RCS Capital and Swift Energy in connection with their Chapter 11 bankruptcy restructurings.

Notable Chapter 11 or similar bankruptcies, on which Lazard advised debtors or creditors, or related parties, during or since the second quarter of 2016, are the following: Breitburn Energy Partners; Energy Future Holdings; Goodrich Petroleum; Horsehead Holding; Linn Energy; Paragon Offshore; Peabody Energy; Primorsk; Sabine Oil & Gas; Seventy Seven Energy; and SunEdison.

Among other publicly announced restructuring and debt advisory assignments on which Lazard advised debtors or creditors during or since the second quarter of 2016, are the following:

•	Abengoa – on its debt restructuring

•	Pacific Exploration & Production – on strategic alternatives related to its capital structure

•	Premuda – on its debt restructuring

•	Stone Energy – on strategic alternatives

•	Takata – on strategic alternatives

•	Toys “R” Us – on its public exchange offer

***

ENDNOTES

[1]	A non-U.S. GAAP measure. See attached financial schedules and related notes for a detailed explanation of adjustments to corresponding U.S. GAAP results. We believe that presenting our results on an adjusted basis, in addition to the U.S. GAAP results, is the most meaningful and useful way to compare our operating results across periods.
[2]	Second-quarter and first-half 2015 results were affected by the following benefits and charges:

•	In the second quarter of 2015, we released $821 million of our valuation allowance related to deferred tax assets and we recognized a liability for our Tax Receivable Agreement (TRA) obligation. As a result, the second quarter U.S. GAAP provision for income taxes included a benefit of approximately $1.2 billion, which was substantially offset by an accrual for our TRA obligation of approximately $962 million. Additionally, revenue relating to the Company’s disposal of the Australian private equity business was adjusted by $12 million for the recognition of an obligation, which was previously recognized for U.S. GAAP. On a U.S. GAAP basis, these items resulted in a $245 million net benefit, or $1.85 (diluted) per share in the quarter.

•	First-quarter 2015 results exclude a charge of $63 million relating to a debt refinancing by Lazard Ltd’s subsidiary Lazard Group LLC, which completed a refinancing of a substantial majority of the outstanding $548 million of 6.85% senior notes maturing on June 15, 2017 (the “2017 Notes”). The charge was comprised primarily of an extinguishment loss of $60 million and other related costs.

###

LAZ-EPE

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(U.S. GAAP)

	Three Months Ended			% Change From
	June 30,	March 31,	June 30,	March 31,	June 30,
($ in thousands, except per share data)	2016	2016	2015	2016	2015

Total revenue	$546,642	$510,116	$620,589	7%	(12%)
Interest expense	(11,962)	(11,898)	(11,497)

Net revenue	534,680	498,218	609,092	7%	(12%)
Operating expenses:
Compensation and benefits	308,310	297,210	336,719	4%	(8%)

Occupancy and equipment	27,163	27,007	27,272
Marketing and business development	23,877	19,688	18,324
Technology and information services	24,296	22,931	23,034
Professional services	11,245	9,762	13,883
Fund administration and outsourced services	15,895	13,435	17,493
Amortization of intangible assets related to acquisitions	330	644	1,857
Other	10,328	9,164	9,938

Subtotal	113,134	102,631	111,801	10%	1%

Provision pursuant to tax receivable agreement	—	—	961,948

Operating expenses	421,444	399,841	1,410,468	5%	(70%)

Operating income (loss)	113,236	98,377	(801,376)	15%	NM

Provision (benefit) for income taxes	31,872	27,654	(1,176,531)	NM	NM

Net income	81,364	70,723	375,155	15%	(78%)
Net income attributable to noncontrolling interests	1,007	3,900	1,042

Net income attributable to Lazard Ltd	$80,357	$66,823	$374,113	20%	(79%)

Attributable to Lazard Ltd Common Stockholders:
Weighted average shares outstanding:
Basic	125,461,948	126,040,441	126,212,645	(0%)	(1%)
Diluted	132,341,522	132,891,284	132,806,045	(0%)	(0%)

Net income per share:
Basic	$0.64	$0.53	$2.96	21%	(78%)
Diluted	$0.61	$0.50	$2.82	22%	(78%)

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(U.S. GAAP)

	Six Months Ended
	June 30,	June 30,
($ in thousands, except per share data)	2016	2015	% Change

Total revenue	$1,056,758	$1,214,474	(13%)
Interest expense	(23,860)	(27,633)

Net revenue	1,032,898	1,186,841	(13%)
Operating expenses:
Compensation and benefits	605,520	665,221	(9%)

Occupancy and equipment	54,170	54,611
Marketing and business development	43,565	37,514
Technology and information services	47,227	45,927
Professional services	21,007	25,342
Fund administration and outsourced services	29,330	33,641
Amortization of intangible assets related to acquisitions	974	2,890
Other	19,492	79,925

Subtotal	215,765	279,850	(23%)

Provision pursuant to tax receivable agreement	—	968,483

Operating expenses	821,285	1,913,554	(57%)

Operating income (loss)	211,613	(726,713)	NM

Provision (benefit) for income taxes	59,526	(1,164,514)	NM

Net income	152,087	437,801	(65%)
Net income attributable to noncontrolling interests	4,907	7,735

Net income attributable to Lazard Ltd	$147,180	$430,066	(66%)

Attributable to Lazard Ltd Common Stockholders:
Weighted average shares outstanding:
Basic	125,751,195	124,934,167	1%
Diluted	132,616,403	133,270,996	(0%)

Net income per share:
Basic	$1.17	$3.44	(66%)
Diluted	$1.11	$3.23	(66%)

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED

STATEMENT OF FINANCIAL CONDITION

(U.S. GAAP)

	June 30,	December 31,
($ in thousands)	2016	2015

ASSETS

Cash and cash equivalents	$646,454	$1,132,083
Deposits with banks and short-term investments	667,313	389,861
Cash deposited with clearing organizations and other segregated cash	33,522	34,948
Receivables	495,316	497,213
Investments	491,346	541,911
Goodwill and other intangible assets	328,181	326,976
Deferred tax assets	1,123,369	1,130,595
Other assets	430,120	424,187

Total Assets	$4,215,621	$4,477,774

LIABILITIES & STOCKHOLDERS’ EQUITY

Liabilities
Deposits and other customer payables	$721,171	$506,665
Accrued compensation and benefits	270,468	570,409
Senior debt	990,111	989,358
Tax receivable agreement obligation	513,623	523,962
Other liabilities	515,904	520,074

Total liabilities	3,011,277	3,110,468

Commitments and contingencies

Stockholders’ equity
Preferred stock, par value $.01 per share	—	—
Common stock, par value $.01 per share	1,298	1,298
Additional paid-in capital	569,154	600,034
Retained earnings	998,132	1,123,728
Accumulated other comprehensive loss, net of tax	(237,030)	(234,356)

Subtotal	1,331,554	1,490,704
Class A common stock held by subsidiaries, at cost	(185,353)	(177,249)

Total Lazard Ltd stockholders’ equity	1,146,201	1,313,455
Noncontrolling interests	58,143	53,851

Total stockholders’ equity	1,204,344	1,367,306

Total liabilities and stockholders’ equity	$4,215,621	$4,477,774

LAZARD LTD

SELECTED SUMMARY FINANCIAL INFORMATION (a)

(Non-GAAP - unaudited)

	Three Months Ended			% Change From
($ in thousands, except per share data)	June 30, 2016	March 31, 2016	June 30, 2015	March 31, 2016	June 30, 2015

Revenues:

Financial Advisory
M&A and Other Advisory	$203,403	$214,591	$273,150	(5%)	(26%)
Capital Raising	11,299	8,873	17,293	27%	(35%)

Strategic Advisory	214,702	223,464	290,443	(4%)	(26%)
Restructuring	72,265	42,550	25,941	70%	NM

Total	286,967	266,014	316,384	8%	(9%)

Asset Management
Management fees	238,067	226,450	258,401	5%	(8%)
Incentive fees	1,184	1,806	6,978	(34%)	(83%)
Other	11,479	11,294	24,672	2%	(53%)

Total	250,730	239,550	290,051	5%	(14%)

Corporate	4,610	502	196	NM	NM

Operating revenue (b)	$542,307	$506,066	$606,631	7%	(11%)

Expenses:

Compensation and benefits expense (c)	$306,404	$297,972	$337,429	3%	(9%)

Ratio of compensation to operating revenue	56.5%	58.9%	55.6%

Non-compensation expense (d)	$112,167	$101,589	$109,592	10%	2%

Ratio of non-compensation to operating revenue	20.7%	20.1%	18.1%

Earnings:

Earnings from operations (e)	$123,736	$106,505	$159,610	16%	(22%)

Operating margin (f)	22.8%	21.0%	26.3%

Net income (g)	$80,357	$66,823	$130,260	20%	(38%)

Diluted net income per share	$0.61	$0.50	$0.98	22%	(38%)

Diluted weighted average shares	132,341,522	132,891,284	132,806,045	(0%)	(0%)

Effective tax rate (h)	28.4%	29.3%	11.6%

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see Reconciliation of U.S. GAAP to Selected Summary Financial Information and Notes to Financial Schedules.

LAZARD LTD

SELECTED SUMMARY FINANCIAL INFORMATION (a)

(Non-GAAP - unaudited)

	Six Months Ended June 30,
($ in thousands, except per share data)	2016	2015	% Change

Revenues:

Financial Advisory
M&A and Other Advisory	$417,994	$533,954	(22%)
Capital Raising	20,172	34,877	(42%)

Strategic Advisory	438,166	568,831	(23%)
Restructuring	114,815	49,087	NM

Total	552,981	617,918	(11%)

Asset Management
Management fees	464,517	510,488	(9%)
Incentive fees	2,990	13,261	(77%)
Other	22,773	37,379	(39%)

Total	490,280	561,128	(13%)

Corporate	5,112	8,541	(40%)

Operating revenue (b)	$1,048,373	$1,187,587	(12%)

Expenses:

Compensation and benefits expense (c)	$604,376	$660,578	(9%)

Ratio of compensation to operating revenue	57.6%	55.6%

Non-compensation expense (d)	$213,756	$216,026	(1%)

Ratio of non-compensation to operating revenue	20.4%	18.2%

Earnings:

Earnings from operations (e)	$230,241	$310,983	(26%)

Operating margin (f)	22.0%	26.2%

Net income (g)	$147,180	$233,294	(37%)

Diluted net income per share	$1.11	$1.75	(37%)

Diluted weighted average shares	132,616,403	133,270,996	(0%)

Effective tax rate (h)	28.8%	18.1%

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see Reconciliation of U.S. GAAP to Selected Summary Financial Information and Notes to Financial Schedules.

LAZARD LTD

ASSETS UNDER MANAGEMENT (“AUM”)

(unaudited)

($ in millions)

	As of			Variance
	June 30, 2016	March 31, 2016	December 31, 2015	Qtr to Qtr	YTD

Equity:
Emerging Markets	$40,329	$38,823	$36,203	3.9%	11.4%
Global	30,483	32,407	31,407	(5.9%)	(2.9%)
Local	31,767	31,232	31,354	1.7%	1.3%
Multi-Regional	53,993	53,350	52,531	1.2%	2.8%

Total Equity	156,572	155,812	151,495	0.5%	3.4%
Fixed Income:
Emerging Markets	14,414	14,110	14,378	2.2%	0.3%
Global	4,302	4,341	4,132	(0.9%)	4.1%
Local	3,967	3,867	3,899	2.6%	1.7%
Multi-Regional	7,894	8,052	7,978	(2.0%)	(1.1%)

Total Fixed Income	30,577	30,370	30,387	0.7%	0.6%
Alternative Investments	3,290	3,150	3,297	4.4%	(0.2%)
Private Equity	933	929	858	0.4%	8.7%
Cash Management	493	293	343	68.3%	43.7%

Total AUM	$191,865	$190,554	$186,380	0.7%	2.9%

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

AUM - Beginning of Period	$190,554	$199,181	$186,380	$197,103

Net Flows	453	1,548	92	2,589
Market and foreign exchange appreciation (depreciation)	858	2,357	5,393	3,394

AUM - End of Period	$191,865	$203,086	$191,865	$203,086

Average AUM	$192,634	$203,168	$188,836	$201,040

% Change in average AUM	(5.2%)		(6.1%)

Note: Average AUM generally represents the average of the monthly ending AUM balances for the period.

LAZARD LTD

RECONCILIATION OF U.S. GAAP TO SELECTED SUMMARY FINANCIAL INFORMATION (a)

(unaudited)

	Three Months Ended			Six Months Ended
($ in thousands, except per share data)	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015

Operating Revenue
Net revenue - U.S. GAAP Basis	$534,680	$498,218	$609,092	$1,032,898	$1,186,841

Adjustments:
Revenue related to noncontrolling interests (i)	(3,398)	(6,212)	(3,588)	(9,610)	(12,322)
(Gains) losses related to Lazard Fund Interests (“LFI”) and other similar arrangements	(312)	2,514	1,894	2,202	(2,242)
Private Equity revenue adjustment (j)	—	—	(12,203)	—	(12,203)
Interest expense	11,337	11,546	11,436	22,883	27,513

Operating revenue, as adjusted (b)	$542,307	$506,066	$606,631	$1,048,373	$1,187,587

Compensation & Benefits Expense
Compensation & benefits expense - U.S. GAAP Basis	$308,310	$297,210	$336,719	$605,520	$665,221

Adjustments:
(Charges) credits pertaining to LFI and other similar arrangements	(312)	2,514	1,894	2,202	(2,242)
Compensation related to noncontrolling interests (i)	(1,594)	(1,752)	(1,184)	(3,346)	(2,401)

Compensation & benefits expense, as adjusted (c)	$306,404	$297,972	$337,429	$604,376	$660,578

Non-Compensation Expense
Non-compensation expense - Subtotal - U.S. GAAP Basis	$113,134	$102,631	$111,801	$215,765	$279,850

Adjustments:
Charges pertaining to Senior Debt refinancing (k)	—	—	—	—	(60,219)
Amortization of intangible assets related to acquisitions	(330)	(644)	(1,857)	(974)	(2,890)
Non-compensation expense related to noncontrolling interests (i)	(637)	(398)	(352)	(1,035)	(715)

Non-compensation expense, as adjusted (d)	$112,167	$101,589	$109,592	$213,756	$216,026

Pre-Tax Income and Earnings From Operations
Operating Income (loss) - U.S. GAAP Basis	$113,236	$98,377	($801,376)	$211,613	($726,713)

Adjustments:
Accrual of tax receivable agreement obligation (“TRA”)	—	—	961,948	—	968,483
Charges pertaining to Senior Debt refinancing (k)	—	—	—	—	62,874
Private Equity revenue adjustment (j)	—	—	(12,203)	—	(12,203)
Net income related to noncontrolling interests (i)	(1,007)	(3,900)	(1,042)	(4,907)	(7,735)

Pre-tax income, as adjusted	112,229	94,477	147,327	206,706	284,706
Interest expense	11,337	11,546	11,436	22,883	24,858
Amortization of intangible assets related to acquisitions (LAZ only)	170	482	847	652	1,419

Earnings from operations, as adjusted (e)	$123,736	$106,505	$159,610	$230,241	$310,983

Net Income attributable to Lazard Ltd
Net income attributable to Lazard Ltd - U.S. GAAP Basis	$80,357	$66,823	$374,113	$147,180	$430,066
Adjustments:
Charges pertaining to Senior Debt refinancing (k)	—	—	—	—	62,874
Private Equity revenue adjustment (j)	—	—	(12,203)	—	(12,203)
Recognition of deferred tax assets (net of TRA accrual) (l)	—	—	(236,736)	—	(236,736)
Tax expense (benefit) allocated to adjustments	—	—	5,086	—	(10,707)

Net income, as adjusted (g)	$80,357	$66,823	$130,260	$147,180	$233,294

Diluted net income per share:

U.S. GAAP Basis	$0.61	$0.50	$2.82	$1.11	$3.23

Non-GAAP Basis, as adjusted	$0.61	$0.50	$0.98	$1.11	$1.75

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to comparable U.S. GAAP measures, see Notes to Financial Schedules.

LAZARD LTD

Notes to Financial Schedules

(a)	Selected Summary Financial Information are non-U.S. GAAP (“non-GAAP”) measures. Lazard believes that presenting results and measures on an adjusted basis in conjunction with U.S. GAAP measures provides the most meaningful basis for comparison of its operating results across periods.
(b)	A non-GAAP measure which excludes (i) revenue related to non-controlling interests (see (i) below), (ii) (gains)/losses related to the changes in the fair value of investments held in connection with Lazard Fund Interests and other similar deferred compensation arrangements for which a corresponding equal amount is excluded from compensation & benefits expense, (iii) for the three and six month periods ended June 30, 2015, private equity carried interest reduction (see (j) below), (iv) interest expense primarily related to corporate financing activities, and (v) for the six month period ended June 30, 2015, excess interest expense pertaining to Senior Debt refinancing (see (k) below).
(c)	A non-GAAP measure which excludes (i) (charges)/credits related to the changes in the fair value of the compensation liability recorded in connection with Lazard Fund Interests and other similar deferred compensation arrangements, and (ii) compensation and benefits related to noncontrolling interests (see (i) below).
(d)	A non-GAAP measure which excludes (i) for the six month period ended June 30, 2015, charges pertaining to Senior Debt refinancing (see (k) below), (ii) amortization of intangible assets related to acquisitions, and (iii) expenses related to noncontrolling interests.
(e)	A non-GAAP measure which excludes (i) for the three and six month periods ended June 30, 2015, a provision pursuant to the tax receivable agreement (“TRA”), (ii) for the six month period ended June 30, 2015, charges pertaining to Senior Debt refinancing (see (k) below), (iii) for the three and six month periods ended June 30, 2015, private equity carried interest reduction (see (j) below), (iv) revenue and expenses related to noncontrolling interests (see (i) below), (v) interest expense primarily related to corporate financing activities, and (vi) amortization of intangible assets related to acquisitions (Lazard only).
(f)	Represents earnings from operations as a percentage of operating revenue, and is a non-GAAP measure.
(g)	A non-GAAP measure which excludes (i) for the six month period ended June 30, 2015, charges pertaining to Senior Debt refinancing, net of tax benefits (see (k) below), (ii) for the three and six month periods ended June 30, 2015, the private equity carried interest reductions (see (j) below), and (iii) for the three and six month period ended June 30, 2015, a release of deferred tax valuation allowance, net of the related provision for TRA (see (l) below).
(h)	Effective tax rate is a non-GAAP measure based upon the U.S. GAAP rate with adjustments for the tax applicable to the non-GAAP adjustments to operating income, generally based upon the effective marginal tax rate in the applicable jurisdiction of the adjustments. The computation is based on a quotient, the numerator of which is the provision for income taxes of $31,872, $27,654, and $17,067 for the three month periods ended June 30, 2016, March 31, 2016, and June 30, 2015, respectively, $59,526 and $51,412 for the six month periods ended June 30, 2016 and 2015, respectively, and the denominator of which is pre-tax income of $112,229, $94,477, and $147,327 for the three month periods ended June 30, 2016, March 31, 2016, and June 30, 2015, respectively, $206,706 and $284,706 for the six month periods ended June 30, 2016 and 2015, respectively. The numerator also excludes for the three and six month periods ended June 30, 2015, a release of deferred tax valuation allowance (see (l) below).
(i)	Noncontrolling interests include revenue and expenses principally related to Edgewater, and is a non-GAAP measure.
(j)	Revenue relating to the Company’s disposal of the Australian private equity business is adjusted for the recognition of an obligation, which was previously recognized for U.S. GAAP.
(k)	Represents charges related to the extinguishment of $450 million of the Company’s 6.85% Senior Notes maturing in June 2017 and the issuance of $400 million of 3.75% notes maturing in February 2025. The charges include a pre-tax loss on the extinguishment of $60.2 million and excess interest expense of $2.7 million (due to the delay between the issuance of the 2025 notes and the settlement of the 2017 notes).
(l)	Represents the recognition of deferred tax assets of $1,199 million, net of the accrual of $962 million for the tax receivable agreement.

NM Not meaningful